Exhibit 10.3

December 1, 2005

Mr. John Macneil
Ringland Way, Newport,
South Wales NP18 2TA, UK

Dear John:

I am pleased to confirm our offer of employment to you (the “Employee”) for the position of Chief Technical Officer for Aviza Technology, Inc. (the “Company”).  Please review the details below and contact me if you have any questions or concerns.

1.             APPOINTMENT:

The start date of this position would be subject to the close of the merger between Aviza Technology, Inc. and Trikon Technologies, Inc. (the “Merger”) and effective immediately thereafter.

The company shall employ the Employee and the Employee shall serve the Company as Chief Technology Officer of the Company.  This position will have the status of Executive Vice President.

The Employee will report to the Chief Executive Officer and shall be a member of the Board of Directors of the Company (the “Board”) as per the terms outlined in the Merger Agreement and the Shareholders Agreement between the Company and Trikon.  The Employee will be appointed to the Board for the term specified in the agreements.

The Employee will be employed by the Company in the UK and be subject to the employment law and conditions of employment pursuant in the UK.

2.             DURATION OF EMPLOYMENT AND PERIOD OF NOTICE:

The employment, in this position, shall be from the date of closing of the Merger.  Employment shall continue thereafter until terminated by either party giving to the other not less than six (6) calendar months previous notice in writing (subject always to clause 10 hereinafter).  The Company reserves the right to make a payment in lieu of notice should it wish to do so, or require the Employee to remain away from work during the notice period.  Any payment in lieu of notice made under this clause shall be equivalent to the value of basic salary and all other contractual benefits (but, for the avoidance of doubt, excluding any right to stock options) which the Employee would have been entitled to during the notional notice period (or any unexpired period of notice if relevant).  The Company may, at its sole discretion, pay any payment in lieu of notice in either (i) a single lump sum payment or (ii) substantially equal monthly installments over the six –(6)- month period commencing on the Employee’s termination date, such that the payment in lieu of notice is fully paid on the six –(6)- month anniversary of the Employee’s termination date.  If the Employee is required by the Company to remain away from work during the notice period he shall not be entitled to work on his own behalf or on behalf of any other person, firm or company during that period.

The Employee’s previous employment with Trikon Technologies, Inc. shall be counted towards the Employee’s period of continuous employment.  This period of continuous employment therefore commenced on February 1, 1996.

The Employee’s employment with the Company shall terminate on the sixty-fifth birthday of the Employee without any need for prior notice.

3.             DUTIES OF EMPLOYEE:

3.1           Whilst he is engaged by the Company under this Agreement, the Employee shall use his best endeavours to promote the interests of the Company and each Group Company (as defined below) for the time being and shall devote so much of his time and attention and abilities as is reasonably necessary for the proper performance of his duties hereunder and to ensure satisfactory operation of the business of the Company and the Group Companies.

3.2           The duties of the Employee hereunder shall extend worldwide, and will require reasonable levels of travel abroad.

3.3           For the duration of this Agreement, the Employee shall not be concerned with any other business enterprise without the prior written consent of the Board, save that this restriction shall not apply to the holding by the Employee (or his nominees) for investment purposes only of not more than 3% of the issued shares or securities of any company whose shares or other capital are listed on or dealt on or under the rules of an exchange which is designated as a “recognised stock exchange” pursuant to section 841(1) of the Income & Corporation Taxes Act 1988 or an exchange which is a “recognised investment exchange” or a “recognised overseas investment exchange” pursuant to sections 285 or 292 of the Financial Services & Markets Act 2000.

3.4           The Employee shall not (except in the proper course of his duties or unless ordered to do so by a Court of competent jurisdiction) divulge any information concerning the business, transactions, secrets or affairs of the Company or of any of its subsidiaries or associated companies either during or after his employment with the Company.  During his employment with the Company he shall use his best endeavours to prevent the disclosure of such information by third parties and shall not in any way use or attempt to use such knowledge or information which may injure or cause loss directly or indirectly to the Company or any subsidiary or associated company of the Company (each of the Company and any subsidiary or associated company referred to as a “Group Company”) or use his personal knowledge of or influence over any Group Company so as to take personal advantage of their trade or business connections.

3.5           All notes and memoranda of any trade secrets or any other information concerning the business of any Group Company which shall be made or received by the Employee during the course of his employment hereunder or which may already be in his possession shall be surrendered by the Employee to someone duly authorised at any time during the course of his employment.

3.6           The Employee will at all times comply with all lawful resolutions, regulations and directions from time to time made by the Board.

4.             REMUNERATION:

4.1           The remuneration of the Employee during the continuance of his employment hereunder shall be an annual salary of £170,000 per annum which shall accrue from day to day and shall be payable in arrears by equal monthly installments (i.e. £14,167) x 12 months) on the 28th day of every month.

4.2           A grant of stock options will be made to the Executive commensurate with his position, subject to the approval of the Board and the shareholders.  At this time the amount of these options is yet to be determined.

4.3           Employee performance in this position will be reviewed on an annual basis.

4.4           The salary payable under 4.1 above shall be reviewed by the Company during the annual employee review cycle which coincides with the Company fiscal year.  Such remuneration shall be inclusive of any remuneration to which the Employee shall be entitled for the responsibilities assigned with the Company.  Such remuneration shall be inclusive of any remuneration to which the Employee shall be entitled as Director of the Company or any Group Company.

5.             REIMBURSEMENT OF EXPENSES:

The Company shall reimburse the Employee all travel, hotel and any other out-of-pocket expenses reasonably and properly incurred by him exclusively in connection with the performance of his duties hereunder.  As the Employee will be required to liaise directly with overseas subsidiaries, the Company will pay all reasonable home telephone expenses.

6.             PROVISION OF A MOTOR CAR:

To assist the Employee to carry out his duties hereunder the Company will provide, license and insure a suitable four or five door motor car for the Employee during the currency of his Agreement, costing the Company a lease cost of no more than £1000 per month, based on a four year, 100,000 mile lease agreement.  The Company shall pay all running expenses, maintenance and outgoings insofar as the Employee in the performance of his duties reasonably incurs them.  This car will at all times remain the property of the Company.  The Employee shall be entitled to use the car reasonably for his private purpose without payment and the Company will bear the cost of fuel for such use.

Alternatively, the Employee may choose to have a car allowance of £1000 per month instead of a company car.  If the Employee chooses this option he should drive a four or five door car suitable for carrying out his duties.  In this case insurance, running expenses and maintenance will be the responsibility of the Employee.  The company will bear the cost of all business and reasonable private fuel.

7.             PENSION AND OTHER BENEFITS:

The Company will pay the reasonable premiums to provide the Employee with life assurance cover equal to 4 times his basic annual salary, subject to acceptance by the relevant insurer and the terms and conditions of such insurance from time to time.

The Company will make pension contributions on behalf of the Employee to the Group Personal Pension Plan.  The Company will make 1.5 times the percentage contribution made by the Employee, up to a maximum annual Company contribution of a sum equal to 15% of the Employee’s basic annual salary.  For example, if the Employee contributes 6%, the Company will contribute 9%.

The Company will pay for the Employee, his partner, and dependent children, to be enrolled in the company private healthcare insurance plan subject to the rules of the insurance plan from time to time.

8.             HOLIDAY ENTITLEMENT:

The Employee shall be entitled to 25 working days paid holiday in each calendar year (in addition to UK public holidays) to be taken at such time or times as may be agreed between the Company and the Employee.  Holiday entitlement accrues pro rata throughout the holiday year.

9.             INVENTIONS AND OTHER WORKS

9.1           For the purposes of this Clause, “Intellectual Property Rights” means any and all existing and future intellectual or industrial property rights (whether registered or unregistered) including, without prejudice to the generality of the foregoing, all existing and future patents, copyrights, design rights, database rights, trade marks, semi-conductor topography rights, plant varieties rights, internet rights/domain names, know-how, confidential information and any and all applications for any of the foregoing and any and all rights to apply for any of the foregoing.

9.2           In the course of carrying out his duties for the Company or any Group Company, the Employee may either alone or in conjunction with others, generate or assist in the generation of documents, materials, designs, drawings, processes, formulae, computer coding, methodologies, confidential information and other works which relate to the business of the Company or any Group Company or which are capable of being used or adapted for use therein or in connection therewith (“Works”) and the Employee agrees that in respect of any such Works and all Intellectual Property Rights in relation thereto, the Employee is obliged to further the interests of the Company and each Group Company.

9.3           The Employee will immediately disclose to the Company all Works and all related Intellectual Property Rights.  Both the Works and the related Intellectual Property Rights will (subject to sections 39 to 43 Patents Act

1977) belong to and be the absolute property of the Company or any other person the Company may nominate.

9.4           The Employee will immediately on request by the Company (whether during or after the termination of the employment) and at the expense of the Company:

9.4.1        apply or join with the Company in applying for any Intellectual Property Rights or other protection or registration (“Protection”) in the United Kingdom and in any other part of the world for, or in relation to, any Works;

9.4.2        execute all instruments and do all things necessary for vesting the Works or Protection when obtained and all right, title and interest to and in the same absolutely and as sole beneficial owner in the Company or other person as the Company may nominate; and

9.4.3        sign and execute any documents and do any acts reasonably required by the Company in connection with any proceedings in respect of any applications and any publication or application for revocation of any Protection.

9.5           The Employee hereby irrevocably and unconditionally waives all rights under Chapter IV Copyright, Designs and Patents Act 1988 and any other moral rights which the Employee may have in any Works in whatever part of the world such rights may be enforceable including:

9.5.1        the right conferred by section 77 of that Act to be identified as the author of any such Works; and

9.5.2        the right conferred by section 80 of that Act not to have any such Works subjected to derogatory treatment.

9.6           The Employee irrevocably appoints the Company to be his attorney and in his name and on his behalf to execute any such act and to sign all deeds and documents and generally to use his name for the purpose of giving to the Company the full benefit of this Clause.  The Employee agrees that, with respect to any third parties, a certificate signed by any duly authorised officer of the Company that any act or deed or document falls within the authority hereby conferred shall be conclusive evidence that this is the case.

9.7           Nothing in this Clause shall be construed as restricting the Employee’s rights or those of the Company under sections 39 to 43 Patents Act 1977.

9.8           For the duration of this Agreement, other technology including inventions not within the definition of “Works” devised or discovered by the Employee which related to the business of the Company or to any other business which might conveniently or otherwise be carried on in conjunction with the Company’s present or known or expected future business shall be offered to the Company by the Employee and if the Company accepts the same the

Employee shall be entitled to such reasonable compensation as the Board may decide.

9.9           For the duration of this Agreement, in the case of any other technology belonging to or possessed by the Employee, the Company shall have a right of first refusal of the same.  Should the Company refuse to take up rights the Employee shall not offer such rights to any other person on more favourable terms than were offered to the Company.

10.           TERMINATION:

10.1         Employee’s employment may be terminated forthwith by the Company without prior notice or payment in lieu (except of paragraph 10.1.4 hereof) if the Employee shall at any time: -

10.1.1      commit any serious or after due warning any persistent breach of any of the provisions herein contained;

10.1.2      be guilty of any gross misconduct or serious willful neglect in the discharge of his duties hereunder or in connection with the business of the Company or any Group Company;

10.1.3      become bankrupt or make any arrangement or composition with his creditors; or

10.1.4      be convicted of any criminal offence triable on indictment (other than a motoring offence not resulting in imprisonment) which, in the reasonable opinion of the Board, materially affects the Employee’s position as an employee of the Company (bearing in mind the nature of his duties and the capacity in which he is employed).

10.2         Any termination of the Employee’s employment hereunder shall be without prejudice to any other rights of the Company.

10.3         Upon termination of the employment, the Employee will immediately return to the Company anything belonging to the Company or any Group Company or any of their clients.

11.           LIQUIDATION:

In the event of this Agreement being terminated by reason of the liquidation of the Company for the purposes of amalgamation or reconstruction and the Employee being offered employment with any concern or undertaking resulting from such reconstruction or amalgamation on terms or conditions not less favourable than the terms of this Agreement then the Employee shall have no claim against the Company in respect of such termination.

12.           RESTRICTION ON SUBSEQUENT ACTIVITIES:

12.1         In the course of the Employee’s employment with the Company, the Employee will be exposed to confidential information and will acquire other proprietary knowledge relating to the Company’s and Group Companies’

current and planned operations.  Therefore, subject to the terms of paragraph 12.2, the Employee will not during the period of his employment with the Company and for a period of six months after the termination of his employment, either directly, or indirectly through any other person, firm or other organization:

12.1.1      solicit business which is of the same or similar nature as the business with which the Employee was involved at any time during the last year of his employment with the Company (the “Business”) from any person, firm or other organization which at any time during the last year of his employment with the Company was a customer or client of the Company or a Group Company with whom the Employee was actively involved during that time and the Employee will not approach any client or customer for that purpose or authorise or approve the taking of such actions by any other person.  For the purposes of this restriction, the expression client or customer shall include all persons from whom the Company or a Group Company has received inquiries for the provision of goods or services where such inquiries have not been concluded;

12.1.2      employ or engage or otherwise solicit, entice or induce any employee of the Company or a Group Company who has a function that is not purely administrative to become employed or engaged by him or any other person, firm or other organisation and the Employee will not approach any such employee for such purpose or authorise or approve the taking of such actions by any other person; and

12.1.3      within the United Kingdom be employed or engaged or otherwise interested in a business which is the same as or similar to the Business.

12.2         The restrictions contained in paragraph 12.1(a) to (c) will not apply if:

12.2.1      the Employee has received the prior written consent of the Company to his activities; or

12.2.2      the Employee will not be in competition with the Business in carrying out those activities.

12.3         At any time after such termination, the Employee will not

12.3.1      disclose or make use of the Company’s trade secrets or information concerning the business, transactions or affairs or other confidential information of the Company or Group Company or

12.3.2      hold himself out to the detriment of the Company as having had any connection or association with the Company.

12.4         If the Company suspends any of the Employee’s duties under clause 2 during any period after notice of termination has been given by the Company or the Employee, the aggregate of the period of the suspension and the period after the end of the Employee’s employment with the Company during which the restrictions in this clause 12 shall apply shall not exceed 6 months and, if the aggregate of the two periods would exceed 6 months, the period after the end of the Employee’s employment during which the restrictions shall apply shall be reduced accordingly.

12.5         The restrictions in this paragraph 12 are separate and severable restrictions and are considered by the parties to be reasonable in all the circumstances.  It is agreed that if any such restrictions by themselves, or taken together, shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the legitimate interests of the Company but would be adjudged reasonable if part or parts of the wording were deleted, the relevant restriction or restrictions shall apply with such deletion(s) as may be necessary to make it or them valid and effective.

13.           DIRECTORSHIP OF COMPANY AND SUBSIDIARIES:

13.1         Upon the termination of employment for whatever reason, the Employee agrees to resign as a Director of the Company and any Group Company.

14.           PRIOR AGREEMENTS:

This Agreement supersedes any subsisting agreement relating to the employment by the Company of the Employee.

15.           MEDICAL EXAMINATION:

The Employee may be required to attend and undergo at the Company’s expense an annual medical examination with the Company’s medical advisor and the Employee will be entitled to be shown the full results of such medical examination.

16.           SICK PAY:

If the Employee is absent from work by reason of sickness or injury, he shall be paid Statutory Sick pay.  The Employee’s entitlement to pay in addition to Statutory Sick pay is subject to any sick pay policy in force from time to time, or the Company’s discretion.

17.           DISPUTES PROCEDURE:

The procedure for the settlement of any grievance of the Employee relating to his employment is in the first instance, for the Employee to raise and submit such grievance either orally or in writing to the Chairman of the Board.  If such grievance is not resolved to the satisfaction of the Employee within a reasonable time after such submission the Employee may ask for the matter to be passed for consideration to the full Board and the Employee shall be entitled to submit such grievance either orally or in writing to the Board or shareholders.

18.           REDUNDANCY AND RESIGNATION

During the period of the first fifteen (15) months of employment, beginning on the date of the close of the Merger (the “Initial Period”), if the Employee is made redundant by the Company, he will be entitled to receive a redundancy payment equal to twelve (12) months salary.  After the Initial Period has expired, if the Employee is made redundant by the Company he will be entitled to receive a redundancy payment equal to six (6) months salary.

For the final three (3) months of the Initial Period, the Employee will be entitled to resign his position with the Company and receive a termination payment equal to twelve (12) months salary.

The Company may, at its sole discretion, pay any redundancy payments or termination payments under this Clause 18 either (i) in a single lump sum payment or (ii) in substantially equal monthly installments over the six –(6)- month period commencing on the Employee’s termination date, such that the payment is fully paid on the six –(6)- month anniversary of the Employee’s termination date.

The terms of this Clause 18 do not affect the rights and obligations of the parties pursuant to Clause 2 above.

19.           TERMINATION OF EMPLOYMENT:

The termination of the Employee’s employment with the Company for any reason or reasons whatsoever shall not affect any of the provisions hereof as are expressed to operate or have effect hereafter.

AS WITNESS the hands of the parties hereto the day and year first above written.

SCHEDULE:

In accordance with Employment Rights Act 1996, the following terms of the Employee’s employment apply on the date of this Agreement:

(a)           Job Title — see Clause 1.

(b)           Date of Commencement of Employment — see Clause 2.

(c)           Date of commencement of continuous period of employment for purpose of Clause 2.  As in (b) above

(d)           Remuneration — see Clause 4

(e)           Hours of Work — there are no fixed hours of work — see Clause 3.

(f)            Place of Work – Newport, South Wales, or such other place of work on either a temporary or permanent basis as agreed between the parties.

(g)           Holidays — see Clause 8

(h)           Discipline and grievance procedure — see Clause 16.  There are no specific disciplinary rules applicable to the Employee.  If the Employee is dissatisfied with any disciplinary decision he should seek satisfaction in accordance with the grievance procedure laid down in Clause 17.

SIGNED by:		SIGNED by:

/s/ Jerauld J. Cutini		/s/ John Macneil
Jerauld J. Cutini		John Macneil
For and on behalf of
Aviza Technology, Inc.

Date:	April 4, 2006	Date:	April 4, 2006